As filed with the Securities and Exchange Commission on July 7, 2006
Registration Statement No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
MDI, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2626358 (I.R.S. Employer Identification No.)
9725 Datapoint Drive
San Antonio, Texas 78229
(Address of Principal Executive Offices, including zip code)
AMERICAN BUILDING CONTROL, INC. (NOW MDI, INC.)
2002 STOCK INCENTIVE PLAN
(Full title of the plan)
Richard A. Larsen
Senior Vice President, General Counsel & Secretary
MDI, Inc.
9725 Datapoint Drive
San Antonio, Texas 78229
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Calculation of Registration Fee

Proposed
		Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered (1)	Per Share (2)	Price (2)	Fee
Common Stock, $0.01 par value	5,000,000	$0.70	$3,500,000	$374.50

(1) This Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the employee benefit plan named above to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan named above.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1); calculated based on the average of the high and low prices for MDI’s Common Stock on July 6, 2006, as reported on the Nasdaq Capital Market.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 registers the offer and sale of an additional 5,000,000 shares of Common Stock of MDI, Inc. for issuance under the American Building Control, Inc. (Now MDI, Inc.) 2002 Stock Incentive Plan (the “Plan”). In accordance with Instruction E to Form S-8, the contents of Registration Statement Nos. 333-82887 and 333-114722 are incorporated herein by reference, except as revised in Part II below. At the Annual Meeting of the shareholders of the Registrant held on June 22, 2006, the shareholders approved an amendment to the Plan (i) to increase the number of shares of the Common Stock available under the Plan from 5,000,000 shares to 10,000,000 shares and (ii) to clarify for purposes of applying an exemption from the deferred compensation rules contained in Section 409A of the Internal Revenue Code to the Plan that all stock options granted under the Plan will be granted at an exercise price that is not less than the fair market value of the Common Stock when granted.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified in Part I of Form S-8 (Items 1 and 2) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but will be sent or given to plan participants as specified by Rule 428 promulgated under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents are incorporated by reference into this Registration Statement:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 31, 2006, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File No. 0-9463);

(2)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report in Item (1) above; and

(3)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3, as filed with the Commission on November 18, 1996, including any amendments or reports filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Company’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware General Corporation Law (the “DGCL”). The DGCL does not permit liability to be eliminated (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction for which the director derived an improper personal benefit.
     The Company’s Certificate of Incorporation includes a provision that provides generally for mandatory indemnification of all the Company’s officers and directors.
     Article VI of the Company’s By-Laws provides generally for indemnification of all of the Company’s officers and directors to the fullest extent permitted under the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     The Company also has a policy insuring it and its directors and officers against certain liabilities.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

4.1	2002 Stock Incentive Plan (filed as Exhibit B to the Definitive Proxy Statement filed in connection with the June 7, 2002 annual meeting of stockholders, and incorporated herein by reference)

5.1	Opinion of Richard A. Larsen, Esq., General Counsel to the Registrant

23.1	Consent of Helin, Donovan, Trubee & Wilkinson, LLP, independent public accountants

23.2	Consent of Richard A. Larsen, Esq. is contained in Exhibit 5.1

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)

Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas on July 7, 2006.

MDI, INC.
By:	/s/ Richard A. Larsen
Richard A. Larsen
Senior Vice President, General Counsel & Secretary

Date: July 7, 2006

POWERS OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Richard A. Larsen as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ J. Collier Sparks J. Collier Sparks	Chief Executive Officer and President (Principal Executive Officer)	Dated: July 7, 2006

/s/ Jim Kitchens Jim Kitchens	Vice President-Finance & CFO (Principal Financial and Accounting Officer)	Dated: July 7, 2006

/s/ J. Collier Sparks J. Collier Sparks	Director	Dated: July 7, 2006

/s/ James Power James Power	Director	Dated: July 7, 2006

/s/ Lance Borvansky Lance Borvansky	Director	Dated: July 7, 2006

Carlo R. Loi	Director	Dated: July 7, 2006

/s/ Peter Knepper	Director	Dated: July 7, 2006
Peter Knepper